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                                                                   EXHIBIT 10.16

                             [TELOCITY LETTERHEAD]

Via Hand Delivery

August 24, 1999

Mr. Jim Rohrer
2225 Island Point Dr.
Evergreen, CO 80439

Dear Jim,

We are pleased to offer you the regular full time position of Customer Care Officer for Telocity, Inc. You will report directly to me. Your anticipated start date would be August 24, 1999.

Duties. If you accept the offer, you will be responsible for budgeting, managing, monitoring and reporting for all customer care functions of the Company, including but not limited to: (i) customer service; (ii) activation of new customers; (iii) technical support; (iv) credit approval, debt management, and collections; (vi) churn; (vii) upsell; and (v) ACD statistics. Your responsibilities will also include staffing your organization and selecting/managing Customer Care vendors.

Stock Options. If you accept this offer, upon approval by the Company's Board of Directors you will be granted options to purchase 50,000 shares of the Company's common stock with a per share purchase price equal to the fair market value at the time of the grant. The options will vest over a two-year period calculated based on your start date with the Company. Six months after your start date, a vesting "cliff" will occur, meaning, the first 1/4 of your options (12,500 shares) will vest. Thereafter, 1/18th (2,083 shares) of the your remaining options (37,500 shares) will vest on the first day of each of the following eighteen months that you work continuously as a regular employee of the Company until your options have fully vested.

Accelerated Vesting. Notwithstanding the vesting schedule described above, your options will fully vest on an accelerated basis upon the completion of certain Company and/or performance milestones. We acknowledge that these milestones have yet to be set. However, within sixty days of the effective date of this Letter Agreement, you and I will meet and mutually agree to the milestones. Thereafter, the milestones will be attached as an addendum to this Letter Agreement.

Salary. If you accept the offer, you will receive a monthly salary of $13,333.33 ($160,000 annualized) which will be paid in two installments in accordance with the Company's normal payroll procedures, on the fifteenth and last day of each month. Initially, as described below, you would be required to work full time on-location at our offices in Cupertino. During that period of time the Company will cover your travel and lodging expenses.


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                                                                 August 24, 1999
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Term of Employment Agreement. The duration of this Employment Agreement will be for one (1) year, during which termination will be only for cause. In the event of termination without cause, the Company will fulfill its salary and vesting obligations as set forth above for the remainder of the one-year term of this Agreement. At the end of one (1) this Agreement may be terminated by either party with or without cause without penalty of any kind. If, at the end of the one (1) year term of this Agreement the parties wish to mutually extend the term, then such extension will be upon the terms and conditions then agreed upon. Nothing in this Agreement should be construed to create or in fact creates any employment obligations by either party beyond the end of the one (1) year term.

Location. During the "Initial Phase" of the one (1) year term of this agreement, you will be required to work full time in the Company's Cupertino Main Office. The "Initial Phase" is from the effective date of this Agreement until the Company's customer care organization is completed, functional, and operating at or above the level of the Company's competition.

Health Care Coverage. Telocity offers full medical and dental coverage benefits for its employees, for which you will become eligible on your first day of employment. The Company offers a 401(k) Savings Plan and section 125 Pretax Savings for which you will be eligible for on the 1st of the following month of employment.

Immigration Requirements. For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States, which will be your H-1 visa. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated. You will also be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment.

Dispute Resolution. In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including but not limited to claims of wrongful termination or age, sex, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. By making this agreement, both you and the Company waive our respective rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision will not apply to any disputes or claims relating to the misuse or misappropriation of trade secrets or proprietary information.

General. This letter and the Employee Inventions and Proprietary Rights Assignment Agreement set forth terms of your employment with the Company and supercede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by both parties.

Acceptance. To indicate your acceptance of the Company's offer, please sign and date this letter, and the enclosed Employee Inventions and Proprietary Rights Agreement. Return both pages of this letter by fax to our confidential fax number (408) 863-4783, no later than the close of business on Monday, August 23, 1999. A duplicate original of the letter and the Employee Inventions and Proprietary Rights Agreement is enclosed for your files. Please keep them in a secure place. This

                                               This Document Highly Confidential


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                                                                 August 24, 1999
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offer is highly confidential, so please do not disclose its terms to anyone other than your advisor(s). Please bring both the originals of the letter and the Agreement with you on your first day.

We are excited about the prospect of you joining our team and look forward to working with you.

Sincerely,

/s/ PATTI HART
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Patti Hart
President & CEO

Enclosures

Agreed to and Accepted:

/s/ JIM ROHRER                                  8/24/99
------------------------                      -------------------
Jim Rohrer                                      Date













This Document Highly Confidential